Exhibit 10(a)

        EXECUTIVE CHANGE OF CONTROL SEVERANCE AGREEMENT




          This Agreement made effective as of November 10, 1995 by and between ___________ (hereinafter referred to as the "Executive") and IES INDUSTRIES INC., an Iowa corporation (hereinafter referred to as the "Company"), by and on behalf of itself and, if the Executive is not an employee of IES INDUSTRIES INC., by and on behalf of the affiliate company that is the employer of the Executive, which company shall specifically include IES UTILITIES INC., an Iowa corporation. The term "Company" shall specifically include IES INDUSTRIES INC. and the affiliate company of IES INDUSTRIES INC., if different from IES INDUSTRIES INC., that is the employer of the Executive.

          WHEREAS, the Company believes it to be in its best interest to attract and to continue to employ key executives who can approach major business development decisions objectively and without concern for their own personal situation;

          WHEREAS, the Company has designated the Executive as a key executive within the Company;

          WHEREAS, the Company and Executive have entered into certain agreements during the course of the Executive's employment with the Company that contain provisions inconsistent with certain provisions of this Agreement;

          WHEREAS, the Company believes that the level of protection for the Executive should increase based on the years of service to the Company and the Executive's age;

          WHEREAS, the Company and Executive intend that the provisions set forth in this Agreement shall amend the language of other agreements between the Company and the Executive, other than the Key Employee Deferred Compensation Agreement and any qualified plans as defined under
Section 401 of the Internal Revenue Code of 1986, as amended, applicable to the Executive, to the extent necessary to conform those agreements with the terms of this Agreement, which agreements include but are not limited to the Amended and Restated Supplemental Retirement Agreement (hereinafter referred to as the "Supplemental Retirement Agreement") and the Long-Term Incentive Plan of 1987, as amended (the "Long-Term Incentive Plan"); and

          WHEREAS, the Company and the Executive wish to supersede, amend and replace in all respects the prior Executive Change of Control Severance Agreements that have been in existence between the Executive and IES Industries Inc.

          NOW, THEREFORE, it is agreed:

          1. Change of Control and Termination. On a "Termination" of the Executive's employment (as that term is defined in Paragraph 3 of this Agreement) during the period commencing one hundred eighty (180) days prior to a "Change of Control" (as that term is defined in Paragraph 4 of this Agreement) and ending on the third anniversary of the date of such Change of Control (the "Protected Period"), the Executive shall be entitled for the period set forth in subparagraph (h) of this Paragraph (the "Continuation Period") to receive from the Company the amounts and benefits set forth in subparagraphs (a), (b),
(c) and (d) of this Paragraph and shall be entitled to the rights set forth in subparagraphs (f) and (g) of this Paragraph (with certain of the rights under subparagraph (g) taking effect on the commencement of the Protected Period and others on Termination), as follows:

          (a) A payment in each calendar year falling within the Continuation Period in an amount equal to the most recent monthly base salary approved by the Board of Directors for payment to such Executive as of the day immediately prior to Termination times the number of months of such calendar year which fall within the Continuation Period.

          (b) Subject to the provisions and limitations under (3) below of this subparagraph, group term life insurance (life insurance as used in this subparagraph excludes life insurance owned by the Company to fund benefits for the Executive under other plans between the Executive and the Company), health/medical and dental insurance at:
                    (1) The same levels (individual or family) provided prior to the Executive's Termination.
                    (2) The coverage and benefit levels then being provided to comparable executives by the Company, if greater.
                    (3) Life insurance being provided to the Executive on a group term basis under the provisions of Section 79 of the Internal Revenue Code of 1986, as amended, shall terminate prior to the Continuation Period if so required by the contract in existence between the Company and an insurance carrier on date of Termination.
                    (4) Upon termination of the benefits provided under subparagraph (b) of this Paragraph, the Executive shall have all the rights available to him under COBRA or similar provisions relating to continuation of fringe benefits and, in addition, the Executive shall be permitted to purchase at the Company's group rates the same medical and dental insurance then being provided to comparable executives of the Company or by any successor organization of the Company, with the Company or any successor organization being responsible for the additional cost, if any, in providing such benefits to the Executive above the group rates then applicable. The right to purchase the medical and dental insurance (no right shall exist for the Executive to continue to pay premiums on life insurance) shall continue until the Executive is entitled to receive retirement coverage for such benefits under the Company's plan for retired Executives.

          (c) A payment in each calendar year falling within the Continuation Period equal to the product of (i) one-twelfth (1/12) of the average incentive awards (both annual incentive awards under the Company's Management Incentive Compensation Plan and long-term incentive awards under the Long-Term Incentive Plan) paid each year to executives of the same or comparable designation as that of the Executive by the Company during the three (3) year period immediately preceding the Change of Control under any annual or long-term incentive or award programs adopted by the Company to reward individual performance times (ii) the number of months of such calendar year which fall within the Continuation Period. For this purpose, the value of any non-cash awards shall be determined on a cash equivalent basis as of the time of award.

          (d) The Company shall pay all expenses, as they become due, relating to outplacement services provided to the Executive by an outplacement firm reasonably acceptable to Executive, and shall pay, as they become due, all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive (or his surviving spouse or estate) as a result of such party seeking to obtain or enforce any right or benefit provided by this Agreement (including the right to payment of such legal fees and related expenses), provided that the aggregate payments made by the Company pursuant to this subparagraph (d) shall not exceed fifteen percent (15%) of Executive's then most recent annual base salary.

          (e) In the event of the death of Executive during the period that the Company is obligated to continue the Executive's salary under subparagraphs (a) and (h) of this Paragraph, the Company shall:
                    (1) continue to pay such salary to the Executive's surviving spouse, or his estate if the Executive leaves no surviving spouse,
                    (2) provide the same levels of medical and dental care being provided to such Executive at death under subparagraph (b) to his family (spouse and family members eligible under the insurance contract then existing between the Company and the insurance company providing medical coverage for the Company's employees), and
                    (3) pay such amounts as would be payable under subparagraph (c) of this Paragraph to the surviving spouse of the Executive or his estate in the event the Executive leaves no surviving spouse.

          (f) The Executive shall immediately become vested in (the term "vested in" as used in this subparagraph means the Executive's rights to benefits and account balances become nonforfeitable) and entitled to receive all awards of restricted stock (all restrictions shall lapse and shall not be subject to forfeiture), stock options (the options shall be immediately exercisable at the exercise price and for the term established for each option), performance units (become entitled to the immediate payment of performance units) and limited stock appreciation rights (the rights shall become immediately exercisable at the exercise price and shall not be subject to cancellation) and all other rights granted to the Executive under the Long-Term Incentive Plan or other comparable or similar plans that may now be in effect or subsequently adopted by the Company. Performance units shall be paid at the higher of the "planned" level (the Executive being deemed to have met and satisfied all performance objectives) or the projected value based upon the performance to the date of the Termination of the Executive. All defined terms under the Long-Term Incentive Plan, including Change of Control, shall be deemed amended consistent with the provisions of this Agreement upon the occurrence of the Termination of the Executive during the Protected Period.

          (g) The Supplemental Retirement Agreement between the Executive and the Company is specifically amended to provide that effective as of the commencement of the Protected Period:
                    (1) the Executive (or his designated beneficiary) shall become immediately fully vested in and entitled to receive, at Normal Retirement Age, amounts payable under the terms of the Supplemental Retirement Agreement for the Normal Retirement Benefit, at a level equal to seventy-five percent (75%) of the "Annual Salary", as that term "Annual Salary" is defined in such Supplemental Retirement Agreement.
                    (2) The Executive, his Designated Beneficiary or estate, shall be entitled to receive the "Death Benefit" on the Executive's death based on the "Annual Salary" as determined under (1) of this subparagraph (g) and for purposes of Paragraph 9.1 of the Supplemental Retirement Agreement, the Executive shall be treated as receiving or having received the "Supplemental Benefit" portion of the Normal Retirement Benefit under Paragraph 3.1 of Article III of that Agreement.
                    (3) Upon Termination of the Executive during the Protected Period, the Board of Directors of the Company shall be deemed to have consented to the Executive's Normal Retirement Age under the terms of the Supplemental Retirement Agreement being the earlier of the date the Executive attains age sixty-five (65) or the date the Company's obligation to pay the Executive's salary under this Paragraph of this Agreement terminates, and that the Executive's benefits shall be computed under the provisions of Paragraphs 2.6 of Article II, 3.1, 3.2 and 3.3 of Article III and 4.1 of Article IV of the Supplemental Retirement Agreement and not under Paragraphs 6.1, 6.2 and 6.3 of Article VI and 7.1, 7.2 and 7.3 of Article VII of the Supplemental Retirement Agreement.
                    (4)  The term "vested in" as used in this
          subparagraph (g) shall mean that the Executive shall be deemed to have satisfied all eligibility requirements (including employment to date of retirement) to receive normal retirement benefits on attaining Normal Retirement Age (as Normal Retirement Age has been modified by this Agreement) and that the Company shall not have the right under Paragraph 12.1 of
          Article XII or any other provision of the Supplemental Retirement Agreement to modify the eligibility requirements to deny that the Executive failed to satisfy any eligibility requirements required to receive Normal Retirement Benefits under the Supplemental Retirement Agreement.

          (h) The Executive, his surviving spouse, if any, or his estate shall be entitled to receive the amounts and the benefits payable under subparagraphs (a), (b), (c), (d) and (e) of this Paragraph for a period of thirty-six (36) months. Annual payments required under subparagraphs (a) and (c) shall be paid on January 2 of each calendar during the thirty-six (36) month period, except that the first annual payment shall be made within ten (10) days of the Executive's Termination.

          2. Deemed Continuation of Employment During the Continuation Period. In determining the level of any benefits that the Executive is entitled to receive from the Company under any qualified or nonqualified plan, the Executive shall be deemed to have been employed by the Company until the end of the Continuation Period.

          3. Definition of "Termination". For purposes of this Agreement, the term "Termination" shall mean termination of the employment of the Executive with the Company for any reason other than death, normal retirement, late retirement or voluntary early retirement as those terms are defined in the Company's Qualified Defined Benefit Plan, disability as that term is defined in the Company's Qualified Defined Benefit Plan, termination for Cause as defined below, or voluntary resignation by the Executive for other than Good Reason (a voluntary resignation by the Executive for Good Reason shall constitute a "Termination"). The term "Cause" means gross misconduct or willful and material breach of the Executive's duties as an employee of the Company. The term "Good Reason" shall mean, during the Protected Period, the occurrence without the Executive's express written consent of:

          (a) Except in connection with the Termination of the Executive's employment for Cause or because of the death, disability, normal retirement, late retirement or voluntary early retirement by the
     Executive:
                    (1) the assignment to the Executive of any duties inconsistent with the Executive's duties, responsibilities and status with the Company immediately prior to the commencement of the Protected Period; or
                    (2)  a change in the Executive's reporting
          responsibilities titles or offices as in effect immediately prior to the commencement of the Protected Period or any removal of the Executive from or any failure to re-elect the Executive to any of such positions.

          (b) A reduction in the Executive's annual salary in effect immediately prior to the commencement of the Protected Period or as the same may be increased from time to time thereafter.

          (c) The Company requiring, through a change of the Executive's principal office, that the Executive be based anywhere other than the metropolitan area in which the Executive was based immediately preceding the commencement of the Protected Period except for required travel or business to an extent substantially consistent with the business travel obligation of the Executive immediately preceding the commencement of the Protected Period.

          (d) The failure by the Company to include the Executive in any benefit or compensation plan or arrangement in which the Executive was a participant immediately preceding the commencement of the Protected Period (unless such plans are terminated for all executives of the Company) or the failure to include such Executive in any subsequent compensation or benefit program initiated for the benefit of other executives of the Company.

          (e) As a result of a change in circumstances during the Protected Period relating to the Change of Control significantly affecting the Executive's position, the Executive is unable to exercise the authorities, powers, functions or duties attached to his position immediately preceding the commencement of the Protected Period.

          A voluntary resignation by the Executive for Good Reason shall be effectuated by giving the Company written notice of the termination [during the Protected Period and] within ninety (90) days after the date that the existence of the event constituting Good Reason first becomes known to the Executive (or if later, the date of the Change of Control), setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A voluntary resignation by the Executive for Good Reason shall be effective on the date set forth in such notice (which date shall in no event be later than sixty (60) days after the notice is given).

          4. Definition of "Change of Control". A Change of Control involving the Company (for purposes of this Paragraph 4, the term "Company" shall only have reference to IES Industries Inc.) shall constitute a Change of Control. A Change of Control shall mean a business combination as defined in the Eighth Article of the Restated Articles of Incorporation of IES Industries Inc. (Amended and Restated as of May 4, 1993) approved by the Company's Board of Directors on May 4, 1993 which superseded the Amended and Restated Articles of Incorporation approved by the Company's shareholders at the 1987 Annual Meeting of the Company's shareholders (the May 4, 1993 Restated Articles of Incorporation did not require shareholder approval and did not amend the Eighth Article), or if subsequent to such approval the Articles of Incorporation are amended to delete or change the Eighth Article, then as defined in Exhibit "A" attached hereto and made a part of this Agreement. In addition, for purposes of this Agreement a Change of Control shall be deemed to have occurred if (a) in any merger, consolidation or corporate reorganization the owners of the capital stock entitled to vote in the election of directors of the Company prior to said combination own less than seventy-five percent (75%) of the resulting entity's voting stock; or (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of any successor organization.

          5. Effect of This Agreement on Other Agreements. All compensation and related employment agreements between the Company and the Executive, except the Key Employee Deferred Compensation Agreement and any qualified plans, are hereby modified to reflect the terms of this Agreement and shall be subject to and shall be interpreted consistent with the terms of this Agreement. In the event of any dispute concerning the terms of this Agreement and the amendments that this Agreement is intended to make to other agreements between the Company and the Executive, the intention of the parties shall be that the Executive shall be protected in his rights under those agreements and those rights shall be consistent with the Executive receiving the same benefits that he would have received if he had remained employed with the Company until the Normal Retirement Age specified in each of those agreements.

          6. Term of Agreement. This Agreement shall be effective for a three (3) year period from the effective date set forth above and thereafter the agreement shall be considered automatically extended for additional one (1) year periods thereafter unless the Board of Directors of the Company shall specifically, by resolution adopted at least sixty
(60) days prior to the end of the period, terminate this Agreement.

          7. Amendments. Except as provided in Paragraph 6 above, this Agreement may be amended or canceled only by mutual agreement of the parties in writing. Except as otherwise provided herein, the Agreement shall be binding upon the Company, its assigns or any successors in interest of the Company and shall inure to the benefit of the Executive and his heirs.

          8. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

          9. Notices. All notices required under this Agreement except that this Agreement shall be extended automatically without written notice as set forth in Paragraph 6, shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the parties at their last known address as set forth in the Company's records.

          10. Unenforceability of Provisions. In the event any provisions or portions of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions shall be unaffected thereby and shall remain in full force and effect.

          11. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Iowa.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed.


                         IES INDUSTRIES INC.


                         By_____________________________
                            Name:
                            Title:




                         ________________________________





                           EXHIBIT A



          EIGHTH:   Changes   in  corporate  control   through  certain
Business Combinations shall be effected solely in accordance with this Article.

          SECTION 1. Vote Required for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 2 of this Article:

     (i) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (a) any 5%
          Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself a 5% shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of a 5% Shareholder; or

    (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any 5% Shareholder or any Affiliate of any 5% Shareholder of a major part of the assets of the corporation or any Subsidiary; or

   (iii) the issuance or transfer by the corporation or any Subsidiary of any securities of the corporation or any Subsidiary to any 5% Shareholder or any Affiliate of any 5% Shareholder in exchange for cash, securities or other property; or

    (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of a 5% Shareholder or any Affiliate of any 5% Shareholder; or

     (v) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving a 5% Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding share of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned any 5% Shareholder or any Affiliate of any 5% Shareholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

Definition of "Business Combination." The term "Business Combination" as used in this Article shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of this Section 1.